                                                               Exhibit 12.1

                    Interep National Radio Sales, Inc.

                 Calculation of Earnings to Fixed Charges

                          (Thousands of dollars)

                                                 Years Ended December 31,
                                           ------------------------------------
                                            1993   1994    1995   1996   1997
                                           ------ ------- ------ ------ -------
Earnings:
  Operating income ....................... $1,565 $ 9,232 $7,182 $7,869 $ 9,052
  Fixed charges...........................  1,456   1,359  1,401  1,455   1,511
                                           ------ ------- ------ ------ -------
Earnings as adjusted...................... $3,021 $10,591 $8,583 $9,324 $10,563
Fixed Charges:
  Interest on debt........................ $3,191 $ 3,379 $3,494 $4,049 $ 3,888
  Amortization of debt issuance costs.....     94      94     55     73      89
  Imputed interest portion of rent........  1,362   1,265  1,346  1,382   1,422
                                           ------ ------- ------ ------ -------
Total fixed charges....................... $4,647 $ 4,738 $4,895 $5,504 $ 5,399
Deficiency of earnings to fixed charges... $1,626 $   --  $  --  $  --  $   --
Ratio of earnings to fixed charges........    --     2.24   1.75   1.69    1.96
                                           ====== ======= ====== ====== =======

                                                            Proforma(1)
                                                     --------------------------
                                       Nine Months
                                          Ended                    Nine Months
                                      September 30,   Year Ended      Ended
                                      -------------- December 31, September 30,
                                       1997   1998       1997         1998
                                      ------ ------- ------------ -------------
Earnings:
  Operating income..................  $6,550 $ 9,961   $ 8,867       $10,466
  Fixed charges.....................   1,182   1,182     1,822         1,383
                                      ------ -------   -------       -------
Earnings as adjusted................  $7,732 $11,143   $10,689       $11,849
Fixed Charges:
  Interest on debt..................  $2,746 $ 4,895   $10,000       $ 7,052
  Amortization of debt issuance
   costs............................      72      99       400           300
  Imputed interest portion of rent..   1,110   1,083     1,422         1,083
                                      ------ -------   -------       -------
Total fixed charges.................  $3,928 $ 6,077   $11,822       $ 8,435
Deficiency of earnings to fixed
 charges............................  $  --  $   --    $ 1,133       $   --
Ratio of earnings to fixed charges..    1.97    1.83       --           1.40
                                      ====== =======   =======       =======

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(1)  Refer to the unaudited pro forma consolidated financial data for further detail.